Exhibit 10.13

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”), made as of this 4th day of September, 2026, (the “Effective Date”), by and between BCPF ONE PATRIOTS PARK LLC, a Delaware limited liability company (“Landlord”), and OBSIDIAN THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord, as successor in interest to Patriots Park Owner, LLC, and Tenant entered into that certain Lease dated August 19, 2021 (the “Exiting Lease”), for the lease of approximately 9,896 rentable square feet of space (the “Original Premises”) in the building located at One Patriots Park, Bedford, Massachusetts 01730 (the “Building”);

WHEREAS, Landlord and Tenant have agreed to amend the Existing Lease to, among other things, provide for the expansion of the Original Premises and extend the Term.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1.
Incorporation of Recitals. The foregoing recitals are hereby incorporated in this Amendment and made a part hereof by reference.
2.
Definitions. All capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Existing Lease, unless otherwise stated herein. The provisions of this Amendment shall control, and all other provisions of the Existing Lease shall remain in full force and effect. The Existing Lease, as modified by this Amendment, shall be referred to herein as the “Lease.”
3.
Modifications to Existing Lease.
(a)
Expansion Premises. Commencing on the date Landlord delivers to Tenant vacant, exclusive possession of the Expansion Premises (hereinafter defined) in the condition specified in Section 3(b) below (the “Expansion Premises Delivery Date”), and terminating on the Expiration Date, Landlord does hereby lease and demise unto Tenant and Tenant does hereby lease and accept from Landlord approximately 16,091 additional rentable square feet located on the second floor of the Building (the “Expansion Premises”). The Expansion Premises is shown on Exhibit A. The parties stipulate and agree that the Original Premises, together with the Expansion Premises, consist of approximately 25,987 rentable square feet. Effective as of the Expansion Premises Delivery Date and continuing through the Expiration Date, (i) the “Premises” shall be amended and expanded to include the Expansion Premises, which Expansion Premises shall be leased by Tenant upon and subject to all of the terms and provisions of the Existing Lease, except as otherwise amended or provided for herein, and (ii) the term “Premises” as used throughout the Existing Lease shall include both the Original Premises and the Expansion Premises, unless the context clearly requires otherwise.

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(b)
Expansion Premises Delivery Date. Landlord shall use commercially reasonable efforts to deliver the Expansion Premises to Tenant, in the condition specified by this Amendment, on or before April 1, 2027 (the “Target Delivery Date”); the Target Delivery Date shall be automatically extended for any delays caused by force majeure or Tenant, provided that Landlord gives Tenant written notice of any force majeure delay within a reasonable period of time and uses commercially reasonable efforts to minimize the same. Landlord shall deliver the Expansion Premises to Tenant on the Expansion Premises Delivery Date with the Expansion Improvements (defined below) substantially completed, all Building systems and equipment in good working order, and in compliance with all Laws. For purposes of this Section, “substantially completed” shall mean that the Expansion Improvements have been completed except for minor punch list items that do not materially interfere with Tenant’s use or occupancy of the Expansion Premises. Tenant shall have no obligation to pay Base Rent, additional rent, operating expenses, taxes or other charges with respect to the Expansion Premises until the date that is two (2) months following the Expansion Premises Delivery Date. If the Expansion Premises Delivery Date has not occurred by the date that is thirty (30) days following the Target Delivery Date, as such Target Delivery Date may be extended only for Tenant Delay and force majeure delays, Tenant shall receive a day for day rent abatement for the Expansion Premises. Furthermore, if Expansion Premises Delivery Date doesn’t occur within three (3) months of the Target Delivery Date, as such Target Delivery Date may be extended only for Tenant Delay and force majeure delays, Tenant shall have the right to terminate this Amendment (but not the Existing Lease) upon written notice to Landlord.
(c)
Extension of Term. The Expiration Date of the Term of the Lease is hereby extended until May 31, 2031 (i.e., four (4) years and two (2) months following the Expansion Premises Delivery Date); provided, however, if the Expansion Premises Delivery Date occurs after April 1, 2027, then the above Expiration Date shall be modified on a day-for-day basis to account for the same.
(d)
Base Rent. For the Original Premises, Tenant shall continue to pay Landlord Base Rent in accordance with the terms of the Existing Lease until January 15, 2029; thereafter, Base Rent for the Original Premises shall be as stipulated below. Commencing on the Expansion Premises Delivery Date, Tenant shall pay Landlord Base Rent with respect to the Expansion Premises in the amount set forth below, and otherwise in accordance with the terms and conditions set forth in the Existing Lease. If the Expansion Premises Delivery Date does not occur on April 1, 2027, then Landlord and Tenant shall modify the below Base Rent charts by written amendment to the Lease to account for the date modifications.

Original Premises

Lease Months	Monthly Base Rent	Annual Base Rent	Annual Base Rent Rate Per RSF of Premises

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1/15/29 – 4/30/29	$50,964.40	$178,375.40*	$61.80
5/1/29 – 4/30/29	$52,490.03	$629,880.40	$63.65
5/1/30 – 5/31/31	$54,065.15	$648,781.76	$65.56

* 3.5 calendar months

Expansion Premises

Lease Months	Monthly Base Rent	Annual Base Rent	Annual Base Rent Rate Per RSF of Premises
4/1/27 – 5/31/27	$0*	$0*	$0*
6/1/27 – 5/31/28	$80,455.00	$965.460.00	$60.00
6/1/28 – 5/31/29	$82,868.65	$994,423.80	$61.80
6/1/29 – 5/31/30	$85,349.34	$1,024,192.10	$63.65
6/1/30 – 5/31/31	$87,910.49	$1,054,925.90	$65.56

* Base Rent shall be completely abated during the first two (2) months following the Expansion Premises Delivery Date.

(e)
Tenant’s Proportionate Share. As of the Expansion Premises Delivery Date, Tenant’s Proportionate shall be 18.09%. Tenant shall pay Real Estate Taxes and Operating Costs for the Expansion Premises in accordance with the terms of the Original Lease.
(f)
Security Deposit. Upon execution of this Amendment, the amount of the Security Deposit set forth in Article 1.1 of the Lease shall be deleted and replaced with “$667,802.44”, and Tenant shall provide Landlord with an updated Letter of Credit in such amount concurrently with its execution of this Amendment; upon receipt of the same, Landlord shall promptly return the existing Letter of Credit to Tenant. On the date that is thirty (30) months following the Expansion Premises Delivery Date, so long as no Default by Tenant shall have occurred and remain outstanding, the amount of the Security Deposit shall be reduced to $400,681.47; upon receipt of an updated Letter of Credit from Tenant in such amount, Landlord shall promptly return the then existing Letter of Credit to Tenant.
(g)
Expansion Improvements. Landlord shall perform improvements to the Expansion Premises substantially in accordance with the plans attached hereto as Exhibit B (the

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“Expansion Improvements”). Tenant shall not be required to remove the Expansion Improvements at the end of the Term.

Landlord shall provide a Tenant improvement allowance in the amount of $2,011,375 (the “Allowance”), to be applied toward the cost of installing the Expansion Improvements (the “Expansion Improvements Cost”). If the Expansion Improvements Costs exceed the Allowance, the excess costs will be paid by Landlord and amortized into Base Rent on a straight line basis, without interest, commencing on the Expansion Premises Delivery Date and continuing for the remainder of the Term; provided, however, in no event shall the amount of excess costs that are amortized into Base Rent exceed $375,000. Landlord and Tenant shall document such increase in Base Rent in a Lease amendment.

(h)
Early Access. Landlord shall provide access to the Expansion Premises to Tenant no later than thirty (30) days prior to the Expansion Premises Delivery Date, in accordance with the terms of Section 3.3.1 of the Existing Lease.
(i)
IT/AV Allowance. Landlord shall provide Tenant with an allowance for the acquisition and installation of IT and AV equipment within the Expansion Premises, in an amount not to exceed $160,091.00 (the “IT/AV Allowance”). Tenant shall submit invoices and lien waivers to Landlord for the acquisition and installation of such equipment, and Landlord shall pay Tenant the amount reflected in such invoices (not to exceed the IT/AV Allowance) within thirty (30) days following receipt. Tenant shall submit such invoices and lien waivers to Landlord within ninety (90) days following the Expansion Premises Delivery Date, time being of the essence.
(j)
Early Termination Option. The early termination option described in Section 8.16 of the Existing Lease is hereby deleted in its entirety and of no further force or effect.
(k)
Option to Extend Term. Tenant shall retain the option to extend the Term in accordance with the terms of Section 8.15 of the Existing Lease, modified as follows:
(i)
The reference to “one (1) five (5) year period” shall be deleted and replaced with “two (2) three (3) year periods.”
4.
Ratification of Lease; Effect of Amendment. The Existing Lease is hereby ratified and confirmed, and each and every provision, covenant, condition, obligation, right and power contained in and under, or existing in connection with the Existing Lease (as amended herein), shall continue in full force and effect. This Amendment is not intended to, and shall not be construed to, effect a novation, and, except as expressly provided in this Amendment, the Existing Lease has not been modified, amended, canceled, terminated, surrendered, superseded or otherwise rendered of no force and effect. Tenant and Landlord acknowledge and agree that the Existing Lease (as amended herein) is enforceable against Tenant and Landlord in accordance with its terms. The Existing Lease and this Amendment shall be construed together as a single instrument.

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5.
Estoppel. To Tenant’s actual knowledge as of the date of this Amendment, Landlord is not in default under the Lease, and Tenant has not delivered to Landlord any written notice of default that remains uncured as of the date of this Amendment. The foregoing shall not constitute a waiver or release of any claims, rights, defenses or remedies of Tenant arising under the Lease or this Amendment, except to the extent expressly set forth herein.
6.
Brokerage Commissions. Landlord and Tenant represent and warrant to the other that except for CBRE & Newmark (collectively, “Broker”), it has dealt with no other broker, agent, commission salesperson, or other person in the negotiations for and procurement of this Amendment and that no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent commission salesperson, or other person. Each of Landlord and Tenant agrees to indemnify and hold harmless the other party and the other party’s agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns from and against any and all loss, liabilities, claims, suits, or judgments (including, without limitation, reasonable attorneys’ fees and court costs incurred in connection with any such claims, suits, or judgments, or in connection with the enforcement of this indemnity) for any fees, commissions, or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship. Landlord shall compensate Broker in connection with this Amendment pursuant to the terms of a separate written agreement.
7.
Successors and Assigns. This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
8.
Counterparts. This Amendment may be executed in a number of identical counterparts, each of which for all purposes shall be deemed to be an original, and all of which shall collectively constitute but one agreement, fully binding upon, and enforceable against, the parties hereto. The signature of a party sent electronically shall be valid and sufficient to bind the applicable party to the provisions of this Amendment.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

LANDLORD:

BCPF ONE PATRIOTS PARK LLC,
a Delaware limited liability company

By: Barings Core Property Fund Massachusetts REIT LLC,
a Delaware limited liability company, its sole member and manager

By: Cornerstone Patriot Holding LLC,
a Delaware limited liability company, its member and manager

By: /s/ Mark Freeman

Name: Mark Freeman

Title: Authorized Signatory

TENANT:

OBSIDIAN THERAPEUTICS, INC.,
a Delaware corporation

By: /s/ Julie Feder

Name: Julie Feder

Title: CFO

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Exhibit A

Depiction of Expansion Premises

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Exhibit B

Expansion Improvement Plans

[attached hereto]

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Docusign Envelope ID: A81B935D-36E2-881E-8000-5B25B642F6E6

A12.1

SECOND FLOOR EQUIPMENT & FURNITURE PLAN

TENANT IMPROVEMENTS

OBSIDIAN Tx

CONSTRUCTION MANAGER

RICHMOND

OLSON LEWIS + ARCHITECTS

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